EXHIBIT 99.1
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                                   Contact:  Robert A. Lerman
                                                860-683-2005
NEWS RELEASE                                    OTCBB:  TDYT
                                                November 1, 2006

    THERMODYNETICS ESTIMATES SECOND QUARTER REVENUE INCREASE TO RECORD LEVELS
               WHILE OPERATING MARGINS RETRACT DUE TO METAL COSTS

            THERMODYNETICS EMBARKS ON SEARCH FOR SUITABLE ACQUISITION

WINDSOR, CT - Wednesday, November 1, 2006 - Thermodynetics, Inc. (TDYT: OTCBB)

      We will be releasing financial results on or about November 7th, the date of our Annual Shareholders' Meeting. In the meantime, we estimate that net sales of the Company's Turbotec subsidiary for the three and six months ended September 30, 2006 increased significantly over the prior year period and will represent a record in any three or six month period.

      The increase in sales is due largely to sales of condenser/evaporator coils for the housing market augmented by increased sales of enhanced tubing used in commercial boiler applications. Although there has been some weakening in residential construction during the past few months, the overall demand has remained at higher levels than in prior years. A good portion of the increased sales figures also relate to the pass through of the increased metals costs. Turbotec's special purpose enhanced surface tubing in titanium is unique to the swimming pool heat pump system market and a large part of this market niche has been captured. Turbotec is currently investigating other applications for its surface enhanced titanium tubing.

      Cost of sales are expected to be higher by several percentage points in the fiscal periods ended September 30, 2006 vs. 2007, thereby reducing profit margins. The cost of metals (principally copper and nickel) has risen sharply during the past two years to record levels, and more significantly, in the few months since the London IPO; copper prices have moderated toward the end of the current quarter, while nickel continues to rise unabatedly. The net impact has been a significant reduction in gross margin and a higher inventory carrying value. To combat the eroding margin, Turbotec's management is planning on several initiatives related to sharing costs and increasing prices. Turbotec has also begun a widespread training program for their employees to improve efficiencies on the production floor.

      Operating costs also will be higher as personnel were added in customer service, product engineering and other support functions to support the growth in sales and new product development. Further staff additions in marketing and engineering are planned as Turbotec continues to expand its product development in heat reclamation and titanium based heat exchangers. Interest expense decreased significantly in both current year periods compared to the prior year as the May 2006 London public offering of Turbotec was used to retire debt.

      Income from continuing operations will be positive in both the 3 and 6 month periods. The operations of a former manufacturing subsidiary, Vulcan Industries, ceased in September 2005 and Vulcan will be reflected as a discontinued operation in the financial statements.

       At September 30, 2006 working capital will be reported in excess of $4 million compared to a negative $1.68 million at March 31, 2006, which was a result of the May 2006 offering. Aggregate debt related to continuing operations at September 30, 2006 was also reduced some $3.5 million since March 31, 2006.
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      The Company has initiated a search for a suitable acquisition and has begun to circulate its ideal acquisition criteria which include a) a business in metals manufacturing, b) having a proprietary product or service, engineering oriented, c) with net revenues of $6 - $60 million and positive cash flow, d) continuing management and established sales force, and e) an OEM customer base with growing market, international preferred. A summary description of a suitable candidate should be forwarded to Robert A. Lerman, President and CEO.


FORWARD LOOKING STATEMENTS

   This report contains certain forward-looking statements regarding the Company, its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause the Company's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Factors that may affect such forward-looking statements include, without limitation: the Company's ability to successfully and timely develop and finance new projects, the impact of competition on the Company's subsidiary's revenues, changes in unit prices, and supply and demand for the Company's tubing product lines in the markets served.

   When used, words such as "believes," "anticipates," "expects," "continue", "may", "plan", "predict", "should", "will", "intends" and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may subsequently arise. Readers are urged to carefully review and consider the various disclosures made by the Company in this report, news releases, and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company's business.

                              ABOUT THERMODYNETICS
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      Through its Turbotec Products, Plc subsidiary, Thermodynetics manufactures high performance, high quality heat exchangers, fabricated metal components and flexible connector products for heat transfer, transportation, and plumbing applications. The Company markets its tubing products to customers in the space conditioning, refrigeration, automotive, biomedical, plumbing, appliance, water heating and aerospace industries. Turbotec is quoted on AIM (a market operated by the London Stock Exchange) under the symbol TRBO. Thermodynetics also owns a nominal interest in a private Belgium company that is engaged in the nutraceutical industry by providing natural, bioactive chemical compounds that have health promoting, disease preventing or medicinal properties. A small investment was recently made in a US company that offers a specialized approach to the RFID (radio frequency identification) industry, with an orientation to medical facilities.